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Exhibit 99.4

CODE OF ETHICS
Adopted January 16, 2008

1. Introduction

        The Board of Directors (the "Board") of MYR Group Inc. has adopted this code of ethics (the "Code"), which is applicable to all directors, officers and employees of the Company and its subsidiaries, to:

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  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC"), as well as in other public communications made by or on behalf of the Company;

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  promote compliance with applicable governmental laws, rules and regulations;

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  deter wrongdoing; and

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  require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

        This Code may be amended only by resolution of the Company's Board. In this Code, references to the "Company" means MYR Group Inc. and its subsidiaries. This Code applies to all directors, officers and employees of the Company and its subsidiaries. All such employees should become familiar with the Code. New hire employees will be furnished with a copy of the Code.

2. Honest, Ethical and Fair Conduct

        Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.

        Each person must:

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  Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company's information where required or in the Company's interests and should not cause another employee or non-employee to act otherwise, either through inducement, suggestion or coercion.

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  Observe all applicable governmental laws, rules and regulations.

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  Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company's financial records and other business-related information and data.

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  Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

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  Deal fairly with the Company's competitors and employees.

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  Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

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  If in a supervisory position over a related employee, make certain that such a relationship does not adversely impact the Company or other employees.

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  Protect the assets of the Company and ensure their proper use.

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  Avoid conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Conflicts of interest may arise when an individual's position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. Examples of conflict of interest situations include, but are not limited to, the following:

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  any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

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  selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

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  any other circumstance, event, relationship or situation in which the personal interest of an individual subject to this Code interferes—or even appears to interfere—with the interests of the Company as a whole;

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  use of the Company's owned or leased property, equipment or tools for personal use unless such use is expressly approved by the business unit's executive manager;

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  disclosure of the Company's proprietary of confidential information;

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  any outside financial interest that might influence the individual's corporate decisions or actions. Such actions might include, among other things;

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  a personal or family interest (greater than 3%) in an enterprise that has business relations with the Company;

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  an investment in another business that competes directly with the Company. Individuals who feel they may have a conflict of interest due to personal investments must contact the Company's chief legal officer.

3. Dealing with Suppliers and Customers

        Conducting business with the Company's suppliers and customers can pose ethical or even legal problems.

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  Purchases or sales of goods and services must not lead to individuals or their families receiving personal kickbacks, rebates or other payments regardless of form, whether in money, property or services.

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  Individuals may not accept gifts of money under any circumstances nor may they solicit non-money gifts, gratuities, or any other personal benefit or favor of any kind from a business firm or individual doing or seeking to do business with the Company.

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  Individuals and members of their immediate families may accept unsolicited, non-money gifts from a business firm or individual doing or seeking to do business with the Company only if (1) the gift is of nominal intrinsic value or (2) the gift is advertising or promotional material.

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  Gifts less than $50.00 may be accepted if protocol, courtesy or other special circumstances exist.

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  Individuals may not encourage or solicit entertainment from a business firm or individual doing or seeking to do business with the Company unless such entertainment is reasonable, occurs infrequently and does not involve lavish expenditures.

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  No payment of money, gifts, services, entertainment or anything of value may be offered or made available in any amount, directly or indirectly, to any government official or employee.

4. Books and Records

        False or artificial entries shall not be made in the books or records of the Company for any reason. No employee may engage in an arrangement that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the books and records of Company. No payments or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. "Slush funds" or similar funds or accounts where no accounting for receipts or expenditures is made on the Company's books are prohibited.

5. Competitive Practices

        Collaboration with competitors on such things as pricing, costs, marketing, territories and goals, market studies and proprietary or confidential information is a breach of this Code and may be a violation of the law. In addition, engaging in illegal or improper acts to acquire a competitor's trade secrets, customer lists, financial data, and information about competitor operations is a breach of this Code.

6. Political Activities and Contributions

        The Company encourages each of its employees to be good citizens and to fully participate in the political process. Employees should, however, be aware that (1) federal law and the statutes of most states prohibit the Company from contributing to political candidates, political parties or party officials and (2) employees who participate in partisan political activities must make every effort to ensure that they do not leave the impression that they speak or act for the Company.

7. Disclosure

        The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

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  not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

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  in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

        In addition to the foregoing, the principal executive officer and principal financial officer of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

        Each person must promptly bring to the attention of the Chairman of the Audit Committee or the Company's Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

8. Compliance

        It is the Company's obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

9. Reporting and Accountability

        The Board or Audit Committee of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify their supervisor, the Chairman of the Board of Directors or Audit Committee promptly. Failure to do so is itself a breach of this Code.

        Specifically, each person must:

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  Notify the Company promptly of any existing or potential violation of this Code by reporting such existing or potential violation to their supervisor, manager, the Company's Human Resources Department, the Company's Legal Department or by calling the Company Employee Hotline at 800 461.9339.

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  Not retaliate against any other person for reports of potential violations that are made in good faith.

        The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

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  The Board or Audit Committee will take all appropriate action to investigate any breaches reported to it.

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  If the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board.

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  Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or Chief Legal Officer, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

        No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

10. Waivers and Amendments

        Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company's Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

        A "waiver" means the approval by the Company's Board of a material departure from a provision of the Code. An "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An "amendment" means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

        All persons should note that it is not the Company's intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

11. Other Policies and Procedures

        Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

12. Inquiries

        All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company's Secretary.

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  Exhibit 99.4
CODE OF ETHICS Adopted January 16, 2008